Exhibit 10.16

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is hereby entered into by and between Timothy P. Losik (“Timothy P. Losik” or “You”) and OMTOOL, LTD. (“OMTOOL” or the “Company”) for good and sufficient consideration more fully described below.

1.             Employment Status and Final Payments.

(a)           You and the Company agree that you are resigning from your employment with OMTOOL effective September 30, 2003, (the “Separation Date”).  As of the Separation Date, your salary will cease and any entitlement You have or might have under any employer provided benefit plans, programs or practices will terminate, except as required by federal or state law or otherwise described below.  You and the Company agree that the severance letter agreement between you and the Company dated March 29, 2002 (the “letter agreement”) is hereby terminated and of no further force and effect.

(b)           On the Separation Date, the Company will pay to You all base salary earned but unpaid along with any accrued but unused vacation pay due as of September 30, 2003.  As set forth in Section 1(a), accrual of vacation pay and eligibility for paid holidays will cease on the Separation Date.

(c)           All vesting of any and all stock options granted to You by OMTOOL under the OMTOOL Stock Option Agreement (the “Option Agreement”) prior to the Separation Date, shall cease as of the Separation Date.  All of your rights and obligations to stock options, including without limitation vesting and expiration, will continue to be governed by the terms and conditions of the Option Agreement and the Stock Option Plan.

2.             Consideration.  In consideration of and contingent upon your full execution of this Agreement, which includes your obligation to return Company Property as outlined in Section 9, the Company will provide you with the following after the Effective Date of this Agreement (as defined in Section 12):

(a)           Severance. The Company will provide you with severance pay, in equal installments at your gross monthly base salary rate in effect immediately prior to the Separation Date, for 12 months (i.e., until September 24,  2004) from the Separation Date.  The first severance payment will be made upon the first regularly scheduled Company payday on or following the Effective Date.  Payments will be made in accordance with the Company’s normal severance pay practices as established or modified from time to time.

(b)           Health Insurance.  If You are eligible for and elect COBRA coverage, the Company shall pay your COBRA premiums for and any previously covered family members until the earlier of (i) 12 months from the Separation Date (i.e., until September 30, 2004) or (ii) the date on which You and/or such family members become ineligible to receive COBRA benefits.  You will receive COBRA information under separate cover upon termination of insurance coverage.

All amounts set forth in this Agreement are subject to all applicable (if any) federal, state and local withholding, payroll and other taxes.

3.             Cooperation:  The Company expects that You will transition all of your work prior to the Separation Date.  In addition, You agree that following the Separation Date, You will make yourself reasonably available to the Company on an as needed basis to assist with any further transitional issues.

4.             Release.  In exchange for the benefits and services described in Section 2 and other good and valuable consideration, the receipt of which is hereby acknowledged, You and your representatives, agents, estate, heirs, successors and assigns (“You”), absolutely and unconditionally hereby release, indemnify, hold harmless and forever discharge the Releasees (defined to include OMTOOL, LTD., its predecessors, successors, parents, subsidiaries, divisions, affiliates and assigns and its and their current and former directors, shareholders, officers, insurers, employees, representatives, attorneys and/or agents, all both individually, in their capacity acting on the Company’s behalf, and in their official capacities), of and from any and all actions or causes of action, suits, claims, complaints, obligations, contracts, demands, liabilities, agreements, promises, judgments, rights, controversies, debts and damages, whether existing or contingent, known or unknown including, but not limited to, (i) any and all claims arising out of or in connection with your employment, change in employment status, and/or termination of employment with the Company; (ii) any and all claims arising out of or in connection with any relationship between You and the Company; (iii) any and all claims based on any federal, state or local law, constitution or regulation regarding either employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, genetic information, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service; (iv) any contract, whether oral or written, express or implied, any tort, or common law; and (v) any and all claims relating to your ownership of the Company’s stock.  This release is intended by You to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that You have, may have or have had against the Releasees up to the Effective Date.

You further agree to release and discharge the Releasees from any and all claims which might be made by any other person or organization on your behalf and you specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim or claims against the Company are made involving any matters subject to release pursuant to Section 4.

5.             Settlement of Amounts Due.  You agree that the amounts set forth above in Sections 1 and 2, together with any amounts previously provided to You by the Releasees, shall be complete and unconditional payment, settlement, satisfaction and accord with respect to all obligations and liabilities of the Releasees to You arising out of your employment, or the cessation of said employment with OMTOOL, whether financial or otherwise, including, without limitation, any and all claims for back wages, salary, draws, commissions, bonuses, vacation pay, compensation, severance pay, attorney’s fees, compensatory damages, exemplary damages, or other cost or sums.

You will have until October 31, 2003 to submit business expenses related to your employment with OMTOOL for approval and reimbursement.

6.             Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967.  Since you are 40 years of age or older, you have been informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) and you understand and agree that:

(a)           in consideration for payment and benefits described in this Agreement, which are in addition to anything of value to which you already may be entitled, you specifically waive such rights and/or claims you might have against the Releasees under the ADEA to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b)           you do not waive any rights or claims under the ADEA that may arise after the date this Agreement is executed;

(c)           you were advised when presented by the Company with the original draft of this Agreement on September 30, 2003 that you had at least 21 days within which to consider this Agreement;

(d)           have been advised in writing to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this agreement;

(e)           the 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

7.             Confidentiality.  You shall maintain confidentiality concerning this Agreement, including the substance, terms, existence and/or any discussions relating to this Agreement.  Except as required pursuant to legal process, you will not discuss the same with anyone except your immediate family, accountant, tax advisor or attorney when such disclosure is necessary for them to render professional services, provided, however, that this Section 7 shall not apply to information related to the tax treatment or the tax structure of the transactions contemplated within this Agreement.  For this purpose, “tax structure” is limited to any facts relevant to the US Federal Income Tax Treatment of this transaction and does not include information related to the identity of the parties.  Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible.  However, you will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

8.             Non-Disparagement.  You agree that no statements will be issued or published by You or any of your authorized representatives, whether spoken or in writing, that would be disparaging to, or derogatory of the Company or the relationship between the parties.

9.             Proprietary and Company Materials.  No later than September 30, 2003, You will return to the Company all property, materials, and information belonging to the Company in your possession, custody or control, including, but not limited to, personal computers, laptops, company credit cards, telephone charge cards, manuals, building keys and passes, names and addresses of the Releasees’ customers and potential customers, customer and vendor business cards and all other contact information, customer lists, sales materials, diskettes, intangible information stored on diskettes, business or marketing plans, reports, projections, software programs and data compiled with the use of such programs, tangible copies of trade secrets and confidential information, and any and all other Company property or information previously or currently held or used by You (“Company Property”).  You agree that in the event you discover any other proprietary materials belonging to the Company in your possession after Effective Date, you will immediately return such materials to the Company.

10.           Proprietary Rights and Noncompetition and Nonsolicitation Agreements.  You acknowledge that you entered into a Proprietary Rights Agreement (the “Proprietary Rights Agreement”) and Noncompetition and Nonsolicitation Agreement (the “Noncompetition Agreement”) commensurate with and as a condition of your employment with the Releasees.  If OMTOOL determines that you have violated the terms of any provision contained in the Proprietary Rights Agreement, in this Agreement, or in the Noncompetition Agreement, then You agree that, regardless of the manner of your employment termination, the Company can refuse to pay and/or cease paying and/or performing all severance-related obligations under Section 2 to the extent permitted by applicable law.  The cessation of these severance payments and benefits shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek an injunction, which You shall not oppose.

11.           Representations and Governing Law.

(a)           This Agreement represents the complete and sole understanding between the parties, supersedes any and all other agreements and understandings, whether oral or written; provided, however, that nothing in this Agreement will affect, modify, supersede or cancel the Proprietary Rights Agreement, the Noncompetition Agreement or the Option Agreement, all of which shall remain in full force and effect in accordance with their respective terms.

(b)           This Agreement may not be modified, altered or rescinded except upon written consent of the Company’s Chief Executive Officer and You.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement, but this Agreement shall be revised, construed and reformed to the fullest extent possible to effectuate the purposes of this Agreement.

(d)           You may not assign any of your rights or delegate any of your duties under this Agreement. The Company shall have to assign this Agreement to any successor, including, but not limited to, any successor resulting from (i) any transaction in which the Company is to be consolidated with or acquired by another entity in a merger, tender offer or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or (ii) the sale of all or substantially all of the Company’s assets.  Any such successor shall be bound by all of the provisions hereto.  In addition, in the event of your death, your estate, legal representative or beneficiaries (as the case may be) shall have the right to receive all of the benefits that accrued to you pursuant to, and in accordance with, the terms of this Agreement prior to the date of your death.

(e)           The parties hereto agree and acknowledge that this Agreement is intended only to purchase peace and nothing in this Agreement, nor any of the proceedings connected with it, is to be construed as, offered as, received as, or deemed to be evidence of an admission by the Releasees of any liability or unlawful conduct whatsoever, and each of the Releasees expressly denies any such liability or wrongdoing.

(f)            This Agreement shall be governed by and construed in accordance with the laws of New Hampshire, without giving effect to the principles of conflicts of law thereof. If OMTOOL determines that you have violated the terms of any provision contained in the Proprietary Rights Agreement, in this Agreement, or in any employment, consulting, advisory, non-disclosure, non-competition or similar agreement between You and OMTOOL, then You agree that, regardless of the manner of your employment termination, the Company can refuse to pay and/or cease paying and/or performing all severance-related obligations under Section 2 to the extent permitted by applicable law.  The cessation of these severance payments and benefits shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek an injunction, which You shall not oppose.

(g)           You represent that you have not been subject to any retaliation or any other form of adverse action by the Releasees for any action taken by you as an employee of the Company or resulting from your exercise of or attempt to exercise any statutory rights recognized under federal, state or local law.

12.           Effective Date:  For a period of seven (7) days following the execution of this Agreement, you may revoke this Agreement and this Agreement shall not become effective or enforceable until this revocation period has expired (“Effective Date”).  To revoke this Agreement, you must deliver a letter stating that you are revoking the Agreement to the Company’s Human Resources Manager within the time prescribed in this Section.

YOU REPRESENT THAT YOU HAVE READ THIS AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES OR THEIR ATTORNEYS WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

By:	/s/ Timothy P. Losik

Dated:	9/2/03

OMTOOL, LTD.

By:	/s/ Ann Tayolor

Title:	Manager, Human Resources

Dated:	9/2/03

WAIVER OF THE 21-DAY REVIEW PERIOD

I, Timothy P. Losik, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Severance Agreement and General Release, have had the opportunity to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21-day period.

Dated:	9/2/03	/s/ Timothy P. Losik
Timothy P. Losik

Dated:	9/2/03	/s/ Ann Taylor
Witness